Exhibit 10.1
Dayforce, Inc.
2025 Management Incentive Plan (“MIP”)
Cash & Restricted Stock Units
The MIP is a discretionary, short-term incentive plan designed to drive company results related to our key financial metrics. Employees of Dayforce, Inc. and its subsidiaries (“Dayforce”) who play a key role in Dayforce accomplishing its objectives and who meet the “Eligibility” criteria (as reflected below), are eligible to participate in the MIP. Any employee of Dayforce who has been selected to participate in the MIP is hereinafter referenced as a “Participant.” The Board of Directors of Dayforce, Inc. (“Board”) and/or the Compensation Committee of the Board (the “Committee”) have approved the MIP for the performance period January 1, 2025 - December 31, 2025 (“Performance Period”), including the Incentive Components as set forth below. The Board and/or Committee will consider the achievement of the Incentive Components to determine whether any adjustment to the calculated payment will be made to participants in the MIP.
Incentive Components and Weighting(1) (See attached Appendix A for definitions of each Incentive Component)
•Revenue Growth (constant currency, ex float) (33⅓%)
•Free Cash Flow Margin (33⅓%)
•Sales Per Employee Per Month Annual Contract Value (“Sales PEPM ACV”) (33⅓%)
Subject to the Eligibility requirements (as set forth below), a Participant’s Individual MIP Target (as defined below) is 50% in the form of cash (the “Cash MIP”) and 50% in the form of restricted stock units (the “RSU MIP”) granted under the terms of the Dayforce, Inc. 2018 Equity Incentive Plan, as amended (“2018 EIP”), and the applicable RSU award agreement. Achievement of the Incentive Component(s) for Threshold, Target, and Maximum Conditions are set forth in the table below; each component is treated independently for payout. Failure to satisfy the Threshold Incentive Component Results described will result in no payout for that component of the MIP. If at least one Threshold Incentive Component Result is met, a Participant will receive a payout under the MIP. All payouts under the MIP are subject to the discretion of the Board and/or Committee.

INCENTIVE COMPONENTS				MEASUREMENT OF INCENTIVE COMPONENTS
% of MIP Target	Payment Type	Incentive Component	Incentive Component Weighting (1)	Threshold (2)		Target (2)(3)		Maximum (2)
				Achievement	Incentive Component Payout	Achievement	Incentive Component Payout	Achievement	Incentive Component Payout
50%		Revenue Growth (constant currency, ex float)	33⅓%	99% of Target	50%	100% of Target	100%	102% of Target	150%
	Cash MIP	Free Cash Flow Margin	33⅓%	83% of Target	50%	100% of Target	100%	117% of Target	150%
		Sales PEPM ACV	33⅓%	91% of Target	50%	100% of Target	100%	108% of Target	200%
50%	RSU MIP	Revenue Growth (constant currency, ex float)	33⅓%	99% of Target	50%	100% of Target	100%	102% of Target	150%
		Free Cash Flow Margin	33⅓%	83% of Target	50%	100% of Target	100%	117% of Target	150%
		Sales PEPM ACV	33⅓%	91% of Target	50%	100% of Target	100%	108% of Target	200%
(1)Payments for Revenue Growth (constant currency, ex. float), Free Cash Flow Margin and Sales PEPM ACV achievement between Threshold and Target and between Target and Maximum will be determined on a straight-line basis (i.e., linearly interpolated).
(2)Target (whether a data point or range of data points) as approved by the Compensation Committee in Q1 2025.

(3)The maximum total combined Incentive Component Payout may not exceed 167%. The maximum payout level for each component shall only apply if all three metrics meet or exceed the threshold level of achievement. Should one or two metrics fall below the threshold level of achievement, the other metric(s) will be calculated without regard to the maximum payout level on that component, with payout for that component extrapolated on a straight-line basis. In such case where one or two metrics fall below the threshold level of achievement, the maximum total combined Incentive Component Payout may not exceed 100%.
Eligibility
•Participation in the MIP shall apply to (1) employees designated by Dayforce and approved by management in its sole discretion, and (2) employees who previously met MIP eligibility criteria and for whom management has approved continued participation for 2025. Part-time permanent employees will be considered on an individual basis.
•The Cash MIP element is governed by the general terms and conditions of the short-term incentive compensation plan that otherwise applies to the Participant (hereinafter the “Terms and Conditions”) including but not limited to the definition of “Active Employment”.
•Proration for the Cash MIP and RSU MIP is based on the Participant’s date of eligibility and duration of active employment with Dayforce in the Performance Period. The terms regarding proration of the Cash MIP are set out in the Terms & Conditions. The terms of the 2018 EIP and the RSU award agreement will govern the RSU grant.
•Participants who meet the following criteria are ineligible to receive the RSU MIP and will be instead eligible for the Cash MIP at 100% of the Individual MIP Target:
◦Total annual MIP incentive target is less than US $10,000
◦Reside in a country other than Australia, Canada, Denmark, Germany, India, Japan, Mauritius, Mexico, New Zealand, Philippines, Singapore, Thailand, UK, or US
•Dayforce retains the right to amend these eligibility criteria in its sole discretion.
Plan Payment Opportunity
•Dayforce offers no employee a guarantee or any expectation of receiving an incentive or any incentive payment under the MIP.
•Participants have been provided their individual MIP target, as a percentage of their base salary or a fixed dollar amount (“Individual MIP Target”).
•Cash MIP - Subject to the overarching exercise of discretion, as noted below, any Cash MIP payment will be determined using the Participant’s base salary as of December 31, 2025.
•RSU MIP - The number of RSUs awarded to the Participant under the 2018 EIP will be (1) determined (i) based on the Incentive Component results outlined herein and (ii) using the Participant’s Individual MIP Target for 2025, and (2) based on the closing price of Dayforce common stock on the New York Stock Exchange as of the grant date, rounded up to the next whole share. The RSUs will be granted within 45 days of the date of certification of performance by the Committee, unless Dayforce is in a company-imposed stock trading blackout, in which case the RSUs will be granted on the first full trading day following the expiration of such stock trading blackout. The RSUs will be fully vested at the time of grant.
◦If the Participant does not affirmatively reject the RSUs within fourteen (14) days of the grant date, the Participant will be deemed to have accepted the RSUs pursuant to the terms and conditions in the RSU award agreement. Cash or other compensation will not be provided to the Participant if the RSUs are rejected, and the RSU MIP will be forfeited.
•Notwithstanding anything herein to the contrary, Dayforce retains the overarching discretion to modify, deny or decrease a Participant’s MIP payment as it deems fit in its sole discretion based on the Participant’s performance and/or disciplinary record.
Termination Provisions
Details of MIP eligibility, plan payments and termination provisions of the Cash MIP can be found in the attached Terms and Conditions (T&C) document.
For specific terms and conditions of the RSUs as it relates to termination, refer to the “2018 Equity Incentive Plan - Restricted Stock Unit Award Agreement”.
Entire Agreement
This document, and the documents referenced herein, represent the entire agreement related to the MIP. The terms of the RSU award are set forth in the 2018 EIP and the RSU award agreement; copies of which and other information pertaining to the 2018 EIP have been provided to the Participant. The MIP replaces all prior agreements or representations with respect to the MIP. Neither the Participant nor Dayforce rely upon, or regard as material, any representation (oral or in writing) not expressly included in this document.
APPENDIX A
Definitions

Revenue Growth (constant currency, ex float)
Total revenue, presented on a constant currency basis, includes Dayforce Powerpay, Flex and other legacy revenues:
Dayforce includes global HR, payroll, benefits, workforce management, and talent management on web and native iOS and Android platforms. Dayforce revenue is primarily generated from monthly recurring fees charged on a PEPM basis, generally one-month in advance of service. Dayforce also includes outsourced human resource solutions to certain Dayforce customers, including Stand Alone Tax. Also included within Dayforce revenue is implementation, staging, and other professional services revenue; revenues from the sale, rental, and maintenance of time clocks; and billable travel expenses
Powerpay revenue is primarily generated from recurring fees charged on a per-employee, per-process basis from small market Canadian customers.
Flex revenue is primarily generated through gross wages paid by customers of shift workers
Legacy / Other revenues includes revenues from various non cloud products including insnyc, payroll, freedom, all products of Ascender (Preceda, aPay, aHCM, PSE, Successfactors, Other) and all products of Excelity which is mainly ePay. This includes both recurring and one-time revenues from these products.
These values are as adjusted to exclude significant acquisitions or disposals; subject to board approval. Growth rate is calculated by dividing current year revenues at constant currency by prior revenues and subtracting one. Float revenue will be excluded.

Free Cash Flow Margin	Free cash flow is calculated by subtracting Capital expenditures from Net cash provided by operating activities in the balance sheet. Free cash flow margin is defined as total free cash flow as defined above divided by total revenues inclusive of float.

Sales PEPM ACV	Sales PEPM includes DF PEPM SaaS, DF PEPM Managed, ICP PEPM, Powerpay recurring, MHR recurring, Fulfillment Services, Clocks Software Subscriptions, Tax Recurring and Education recurring.